LightPath Technologies Expands Laser Tools Market Opportunity

Introduces Two New Lenses and Value-Added Services to Asian Market

ORLANDO, FL -- (Marketwire - November 15, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, has significantly increased its strategic laser tool market and optimized sales to Asia through the addition of two new lenses to its aspheric laser tool lens catalog. Additionally, the Company has increased its core competencies with new value-added services, including lens shaping, edging, and blackened rims.

LightPath's value-added services for lenses provide assembly options, as well as new form factor options, which help its customers reduce costs for mounting and alignment of optical systems. The first new lens, 354064, is a high-performance, low-cost laser tool lens that can cost effectively replace spherical doublet lenses with the same performance as spherical triplet lenses. The second new lens, 354306, directly targets competitive lenses in existing designs.

"These new lenses and value-added services strengthen our capabilities to better address specific customer requirements and enhance our existing relationships. We are targeting Asian manufacturers that use high-volume optics in laser markets. With our new and improved products and services, LightPath has the potential to expand our available market for laser tools by as much as three times," said Jim Gaynor, CEO and President of LightPath.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003 x336
Email: rpini@lightpath.com
Internet: www.lightpath.com